EXHIBIT 99.2
Transcript of
Westmoreland Coal (WLB)
Investor Conference Call
August 4, 2011
Participants
Keith E. Alessi, President and Chief Executive Officer
Kevin A. Paprzycki, Chief Financial Officer
Douglas P. Kathol, Executive Vice President
Presentation
Operator
Good morning ladies and gentlemen and welcome to the Westmoreland Coal Investor teleconference. At this time, all telephone participants are in a listen only mode. A brief question and answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press *0 on your telephone keypad. As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Mr. Keith Alessi, President and Chief Executive Officer. Thank you, sir. You may begin.
Keith Alessi – Westmoreland Coal Company – President & CEO
Good morning and welcome to the Q2 call. Most of you have had a chance to review the press release that went out this morning along with our earnings and I would like to give you some color on those results and then of course open it up for questions. With me this morning I have got Doug Kathol our EVP and Kevin Paprzycki our CFO as well as Jen Grafton, our General Counsel if you have any questions you would like to direct to them. As noted in the press release and as previewed when we chatted about our first quarter results, the story of the quarter really turned out to be the high growth season in the North West. We saw record snow pack in the Cascades. I saw last week that the last ski resort in the Sierras just closed last week. The latest in the season that that has ever occurred and that had the effect of essentially taking the largest facility that we service, the Colstrip plant, offline for the entire quarter. When we chatted at the end of the first quarter, we were hopeful that they would get back up and running, certainly by the beginning of June or so but it turned out that outage extended almost until here in August. The impact of that was about 1.5 million tons. Those are tons we don’t get to make back up because it’s kind of like hotel rooms. If you rent them, you rent them, if you don’t, you don’t. We also saw disruption late in the quarter at WRI due to the rail service interruptions in North Dakota that were a result of the record flooding that occurred around the Minot area and along the rail routes. Those tons really get shifted out of Q2 into Q3 but rail service has been restored and we are seeing good tonnage coming out of the WRI operation.

That said, it was a pretty good quarter. We had told you last quarter we expected to see our streak of uninterrupted, better over year over year quarters broken this quarter. We missed last year by $2 million. In light of the events that occurred, we were pretty satisfied. The good results we did put up were a function of very good control of controllable expenses, a strong quarter by our power plant and a control of our heritage costs also. So we were pretty satisfied in light of the conditions that we met. Looking forward to the third and fourth quarters, I think there are really two major themes, the first of which is, we had chatted earlier this year about the fact that the company is working diligently on acquiring additional coal reserves around our facilities. That work continues. I expect that the work will culminate in some announcements here over the back half of the year as we successfully wrap up some of these negotiations, but we are dealing with large enterprises and regulatory agencies and what not and it takes a while. We are also working with our investment bankers, looking at acquisitions of companies that look similar to the kinds of mines that we run, mine mouth operations, and we will continue if those kinds of opportunities present themselves to look at those kinds of situations.
As many of you know, because you own other coal stocks, it has not been a particularly strong market for coal stocks. If you track our stock price, we have been tracking very closely with the rest of the industry. I see this morning that most of them have opened up down around 5%. We tend to trade in sympathy with them. ANR, BTU, ACI, they have all been down 25, 30 to 40% from their highs of earlier this year. We tend to track with that. We are satisfied with these results. We are thrilled with our safety record. Our Beulah facility was recognized once again for its outstanding safety record. During the quarter also we received recognition down in Texas for our reclamation efforts, so we continue to be good stewards of the environment. We continue to work safe and that will continue to be a priority and emphasis of the organization going forward. With those brief comments, I would like to open it up and talk about what you folks would like to chat about. So operator, why don’t you go ahead and take questions.
Operator
Thank you. At this time, we will be conducting a question and answer session. If you would like to ask a question, please press *1 on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press *2 if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the * keys. Once again, that is *1 to register your questions at this time. One moment please while we poll for questions. Thank you. Our first question is coming from Brian Taddeo of Gleacher & Company. Please proceed with your question.
<Q>: Hey, good morning.
Keith Alessi – Westmoreland Coal Company – President & CEO
Good morning.
<Q>: Just a quick one with regard to the new EPA regulations, for the Casper rulings including Texas. Just curious if you can comment what your conversations have been with NRG at the Jewett Mine for lignite going forward. Have they given any indication that they are going to be lowering the amount of lignite they are going to be burning given the new rules?
Keith Alessi – Westmoreland Coal Company – President & CEO
Doug that’s one probably you should handle and the short story is no, we don’t think it is going to affect Texas lignite because of the chemistry of that coal but Doug why don’t you go and give it a little more detail.
Doug Kathol – Westmoreland Coal Company – Executive Vice President
Yeah, the Texas plants have already got themselves set up anticipating some of this. In Texas they burn a blend of lignite and Powder River basin coal. In North Dakota, it may be more problematic because of the chemistry of the coal. We are not sure what the ultimate outcome is but we know that it will be more difficult in North Dakota to meet new EPA rules.

<Q>: In which plants specifically, I guess in North Dakota are going to be the biggest issue?
Doug Kathol – Westmoreland Coal Company – Executive Vice President
Yeah, most likely it will be the Coyote plant among the others up there and it relates to the chemistry of the coal and particularly the sodium content. So we are not sure long term whether lignite supply will be the answer for some of these North Dakota plants.
<Q>: Got you, okay. And can you talk about were there any distributions from WML up to the parent in the quarter? And if you could also give a breakout on the coal side actually how much of the EBITDA was WML versus WRI?
Keith Alessi – Westmoreland Coal Company – President & CEO
Sure. I’m going to have Kevin give you that level of detail but from a corporate treasury standpoint, it is really a function of what is available for distribution versus what we choose to distribute. So Kevin?
Kevin Paprzycki – Westmoreland Coal Company – CFO
Hi Brian. Because of the hydro impact at WECo, that reduced WML’s EBITDA, that combined with their capital and their initial debt payments, we did not have a distribution from WML in Q2.
<Q>: Okay. Do you have, by chance, the breakout between WML and WRI of the EBITDA for the coal segment?
Kevin Paprzycki – Westmoreland Coal Company – CFO
I do. The WML EBITDA for the quarter was just under $12 million and for WRI was a little over $2 million.
<Q>: Got you. Okay, thank you very much.
Kevin Paprzycki – Westmoreland Coal Company – CFO
Yep.
Keith Alessi – Westmoreland Coal Company – President & CEO
You know Brian, one of the ways to look at this and the way we are looking at it internally when we started this year, if you’ll recall last year we had record EBITDA and operating income and the thought moving into 2011 was that we were going to benefit from the discontinuance of the Minnesota Power Contract at Colstrip which was a contract that was under water and we had lost between $6 and $8 million a year on. I think the net effect of the hydro season means that this year is going to be flat versus last year where we had initially hoped that we would pick up all the benefits of the negative contract that went our way. So as we sit here today we are probably projecting a pretty flat performance versus a year ago which was record performance.
<Q>: Okay, thank you.
Operator
Thank you. Our next question is coming from Bob Clutterbuck of the Clutterbuck funds.
Keith Alessi – Westmoreland Coal Company – President & CEO
Morning Bob.
Operator
Please proceed with your question.

<Q>: Hi Keith. How are you?
Keith Alessi – Westmoreland Coal Company – President & CEO
Great.
<Q>: Keith, last quarter you said at that time that you thought you would probably have within the next quarter some discussion on reserves. Could you give any guidance on that?
Keith Alessi – Westmoreland Coal Company – President & CEO
Yeah. We have made progress on a number of funds. I am not at liberty to disclose exactly how much and with who. It has taken longer than we had hoped. In one situation I think we had a total of a dozen signatures which within the other organization it needed to be gathered in order to get it done and I think we are down to the last couple. So you know I expect here, yeah I have been saying it for a quarter, but hopefully this quarter we will have something to talk about, if not this quarter certainly by the end of the year. But we have adequate reserves to service the accounts that we have got for the foreseeable future. These would be extensions of ten and more years on the ends of the period of time that we are already reserved through.
<Q>: All right, and that is all I have for now.
Keith Alessi – Westmoreland Coal Company – President & CEO
Okay, thanks Bob.
Operator
Thank you. Our next question is coming from Paul Stewart of Calypso Management. Please proceed with your question.
<Q>: Hi guys, good morning.
Keith Alessi – Westmoreland Coal Company – President & CEO
Morning.
<Q>: Good morning. I was wondering given the rolling nature of your coal contracts, if you had any notable customer discussions in the past quarter at any of the mines.
Keith Alessi – Westmoreland Coal Company – President & CEO
Yeah, we are currently in conversations with the Coyote facility up at the Beulah power plant in North Dakota, that’s Dakota Westmoreland. They put out for a competitive bid situation for North Dakota lignite earlier this year. There is another party involved in that conversation. Those conversations I think have been more difficult than we had originally anticipated. The other party, this is a contract that currently expires in 2016 so we are out five years. The other party at the table is a large organization that we know well who is notorious for underbidding these kinds of situations and then subsequently getting themselves in trouble with the client organizations and often getting dismissed but this is a situation where if we were not to prevail, being able to say I told you so five years after the fact wouldn’t be a wonderful place to be. If in fact that conversation did not work out to our benefit, the short term impact really on us is probably increased cash flows as we would substantially change the mining plan because clearly if we didn’t renew that contract then the future of that mine would be at risk. The mine is currently operated on the assumption that that contract would be extended. If that did not work out we would take appropriate measures and mine responsibly for a different scenario. If that didn’t work out, it is not the end of the world. Those assets are extraordinarily valuable. We would probably redeploy them up at WRI. We would also look at moving those tons perhaps somewhere else. So, that’s the only significant conversation we have had. All our other contracts are buttoned up and long term.

<Q>: Okay, great. Thanks, that is all I had for now.
Operator
Once again ladies and gentlemen, if you do have a question, please press *1 on your telephone keypad at this time. One moment please while we poll for additional questions. Once again ladies and gentlemen, please press *1 if you do have a question at this time. Our next question is coming from Wayne Heilman of Springs Gazette.
<Q>: Keith, Wayne Heilman. Just one question about the move, is that still on track for October? Do you have a date yet?
Keith Alessi – Westmoreland Coal Company – President & CEO
Yeah, good morning Wayne. As we announced earlier, the intent is to move the company offices to the Denver area here in November. They have started construction on the space that we have leased up in the, just south of the Denver metro area. I am glad you asked the question because we did announce that there in the quarter and I didn’t comment on it in my earlier comments. As we noted at the time we announced that move, there are 90 some public companies in the state of Colorado. Only a handful of them are not in the Denver area, we were one of them. Twenty four of those companies are power and/or energy companies and we have always found ourselves, when we are looking for talent, having to go into the Denver market. Our accountants, our lawyers, our banks, everybody is up in Denver. So it is actually an economical move for us to move there. It is a mid November move at this point.
<Q>: Thank you very much.
Keith Alessi – Westmoreland Coal Company – President & CEO
If there are no other questions, I would encourage you if you have one-on-one conversations, to give Kevin a call. Now that the heat of summer is upon us, we are obviously seeing a much stronger revenue quarter here in Q3 and we are optimistic when we are talking to you and 12 weeks from now we’ll be able to talk about those results.
Operator
Gentlemen, we are showing no further questions at this time. Do you have any additional closing comments?
Keith Alessi – Westmoreland Coal Company – President & CEO
No, that would be it.
Operator
Ladies and gentlemen, thank you for your participation. This does conclude today’s teleconference. You may disconnect your lines at this time and have a wonderful day.